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                                                                    Exhibit 2.1



                                                               EXECUTION COPY

                            ASSET PURCHASE AGREEMENT


ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of June 25, 1998, by and among SCHOLASTIC INC., a New York corporation ("Buyer"), PAGES BOOK FAIRS, INC., a Florida corporation ("Seller"), and PAGES, INC., a Delaware corporation ("Parent").

                              W I T N E S S E T H:

         WHEREAS, Seller engages in a school book fair business in the United States consisting of distributing and selling books and other products to teachers, students and parents through book fairs (including case fairs and box fairs) that are held or sponsored by schools or other educational organizations or institutions and other businesses (the "Book Fair Business"); and

         WHEREAS, Seller also engages distributors or other sales agents responsible for the handling of accounts of certain customers of the Book Fair Business ("Distributors"); and

         WHEREAS, Seller is a wholly-owned subsidiary of Parent; and Seller and Parent desire Seller to sell, and Buyer desires to purchase, certain of the assets of the Book Fair Business, on the terms and conditions and for the consideration set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1.       PURCHASE AND SALE

         1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller hereby assigns, transfers and delivers to Buyer, and Buyer hereby purchases, acquires and accepts, all Seller's right, title and interest in and to the following tangible and intangible assets relating to or used by Seller in connection with its Book Fair Business (collectively, the "Purchased Assets"):

         (i) All Seller's right, title and interest in and to any and all inventories of books used or intended to be used in the Book Fair Business that have been purchased, or are owned by Seller, whether held by Seller at its office and warehouse located in Columbus, Ohio ("Seller's Warehouse") or by any of Seller's Distributors or at any other location on the Closing Date (as hereinafter defined) or which, at any time after the Closing Date, are returned to, retrieved by or otherwise come into the possession of Seller or any of its Distributors (collectively the "Book Fair Inventory"), provided, that, to the extent that the aggregate value of the Book Fair Inventory of merchantable quality







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(merchantable quality as used in this Agreement shall mean of a quality used or useful in the ordinary conduct of the Book Fair Business as it has been conducted by Seller during the last two fiscal years) based on the acquisition cost (less freight) recorded on Seller's books and records ("Carrying Cost") exceeds Six Million Four Hundred Thousand Dollars ($6,400,000), the Seller may retain up to Five Hundred Thousand Dollars ($500,000) in aggregate Carrying
Cost of Book Fair Inventory of merchantable quality located at Seller's Warehouse (the "Excluded Inventory") pursuant to the selection procedures set forth in Section 1.2(i) hereof (all Book Fair Inventory other than Excluded Inventory is herein referred to as "Purchased Inventory") and Buyer shall receive all other Book Fair Inventory other than Excluded Inventory;

         (ii) all of the trademarks, trade names, service marks, design rights, fictitious business names and logos and all goodwill associated therewith owned by Seller or its affiliates and used in the Book Fair Business, whether or not registered, all pending applications for any such registrations, and all common law trademarks including, without limitation, the Pages trademark and other trademarks listed on Schedule 1.1(ii) hereto and all marks including the word PAGES used in connection with all of Seller or Parent's (or their affiliates) business, whether or not registered and all pending applications for any such registrations (collectively, the "Marks");

         (iii) Seller's customer lists (both in printed form and computer form) complete and correct as of the Closing Date, which shall contain information maintained in the ordinary course of business and as required hereunder, including, among other things, the names, phone numbers of any contact persons and addresses of schools, institutions, organizations, individuals and all other customers to which the Seller (by itself or through any Distributor or agent) has within the past two years sold or provided goods and services in connection with the Book Fair Business ("Customer Lists");

         (iv) all Seller's right, title and interest in and to cases used and usable in Seller's Book Fair Business and all spare parts and components ("Purchased Cases");

         (v) Seller's right to hold, conduct or operate book fairs (including case fairs and box fairs) scheduled or proposed to be held on or after the Closing Date, including the proceeds therefrom ("Purchased Fairs");

         (vi) all Seller's right, title and interest in and to all contracts with Distributors ("Assumed Distributor Contracts") listed on Schedule 1.1(vi) hereto and all records related to Distributors;

         (vii) all Seller's computer hardware and software, whether owned or licensed, set forth on Schedule 1.1(vii) hereto;

         (viii) certain transitional services to be provided by and rights acquired from Seller and/or Parent as more fully set forth in the transition service agreement attached hereto as Exhibit A ("Transition Service Agreement");





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         (ix)    a covenant not to compete in the School Book Fair Business in the United States by and from Parent, Seller and S. Robert Davis and Charles R. Davis as more fully set forth in the non-competition agreement attached hereto as Exhibit B ("Non-Competition Agreement") and the guaranty of S. Robert Davis executed contemporaneously herewith ("Guaranty");

         (x) all other records and files relating primarily to the Book Fair Business, including correspondence reasonably available, back files and past orders;

         (xi) all existing promotional and marketing materials (including planning kits), stationery, forms, labels and similar supplies and all sales media kits relating primarily to the Book Fair Business, both in printed form and electronic form, if applicable, whether complete or in progress; and

         (xii) all goodwill and going concern value pertaining to the Purchased Assets.

         1.2     Selection of Excluded Inventory and Buyer's Option to
Purchase.

         (i) In the event and to the extent that (a) the aggregate Carrying Cost of the Purchased Inventory held by Distributors of merchantable quality is less than Six Million Four Hundred Thousand Dollars ($6,400,000), Buyer shall have first choice of Book Fair Inventory located in Seller's Warehouse until Buyer has acquired such aggregate amount and (b) provided that Buyer has received at least Six Million Four Hundred Thousand Dollars ($6,400,000) of Book Fair Inventory of merchantable quality and that Seller and Buyer are each entitled to a portion of the Book Fair Inventory at Seller's Warehouse (other than pursuant to clause (a) of this Section 1.2(i)), the Book Fair Inventory located at Seller's Warehouse shall be divided on an equitable basis between Buyer and Seller in a mutually agreed to manner taking into account the proportion of inventory to be divided attributable to each of Buyer and Seller pursuant to Section 1.1(i) hereof.

         (ii) In Buyer's sole discretion, Buyer may elect by written notice within 10 days of the determination of the amount and identity of Excluded Assets to purchase all or part of the Excluded Inventory which Seller is entitled to retain (if any) pursuant to the selection procedure above provided, for a purchase price equal to eight percent (8%) of the aggregate cover price of the Excluded Inventory actually purchased by Buyer ("Additional Purchased Inventory"), payable within two business days of delivery thereof to Seller. Any Excluded Inventory purchased by Buyer pursuant to this Section 1.2 shall be deemed both Purchased Inventory and Purchased Assets for the purposes of this Agreement, except for Section 2.1 hereof.

         1.3 Liabilities Assumed by Buyer. Buyer hereby agrees, from and after the Closing Date, to assume, pay, discharge, perform or otherwise satisfy, when due and payable or otherwise in accordance with their terms, the following obligations of the Seller (collectively, the "Assumed Liabilities"):





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         (i)     all obligations under Assumed Distributor Contracts arising from the operation of the Book Fair Business after the Closing Date;

         (ii) all unredeemed bonus points awarded in connection with the operation of the Book Fair Business; and

         (iii) fulfillment of incentive and compensation arrangements arising from the conduct of Purchased Fairs held after the Closing Date.

         1.4 Liabilities and Assets Retained by Seller. Seller and Buyer acknowledge that notwithstanding anything to the contrary contained in this Agreement and regardless of any disclosure to Buyer:

         (i)     Buyer is purchasing only the assets specifically described in
Section 1.1, hereof as "Purchased Assets." Seller shall retain and not transfer, and Buyer shall not purchase any assets or properties, other than the Purchased Assets and Assumed Liabilities, owned, held or used by Seller or any of its agents or affiliates, whether or not relating to Seller's Book Fair Business or other businesses, including, without limitation, the Junior Library Guild and Pages Publishing Group (collectively, the "Excluded Assets"); and

         (ii) Except as expressly set forth in Section 1.3 hereof, Buyer shall not assume, and shall have no obligation to discharge, perform, fulfill or otherwise satisfy, any liabilities or obligations of Seller or any of its affiliates of any nature whatsoever, including, but not limited to, any liabilities or obligations relating to or arising out of Seller's operation of its Book Fair Business or any other business at any time (including, but not limited to, liabilities or obligations in respect of any Distributor, employee or customer) in any jurisdiction, Seller's ownership or use of the Purchased Assets or any Excluded Assets at any time, any liabilities or obligations otherwise relating to the operation of Seller's business (including, but not limited to, any earnings or accrued benefits or severance payments to any employees or Distributor or liabilities relating to the termination of any agreements, taxes, real property or personal property leases or other arrangements), or any trade payables or other accounts payable owing by or incurred by Seller or any of its agents or affiliates at any time including, but not limited to, in respect of any Purchased Inventory (collectively, the "Excluded Liabilities").

Notwithstanding anything to the contrary contained in this Agreement, Seller hereby covenants and agrees fully and in a timely manner, to discharge, perform, fulfill and satisfy each and every foregoing Excluded Liability (except to the extent that any Excluded Liability is being contested in good faith by Seller or is actively under negotiation as to the amount or timing of payment), including, but not limited to, (i) all liabilities or other obligations relating to any Excluded Assets, (ii) fulfillment of all promotion liabilities (except to the extent that any such promotion liability is being contested in good faith by Seller) for computers, scanners, printers (and similar electronic products) and Junior Library Guild product due and owing as of the Closing Date (and




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not requiring any action on the part of the customer after the Closing Date to become due and owing) and (iii) payment of all royalties due on the Purchased Inventory.

         1.5 Receivables. In the event that Buyer receives any payment arising from payment of a receivable arising from Seller's conduct of a fair as part of the Book Fair Business prior to the Closing Date, it will hold such sum in trust for, and promptly remit such amount to, Seller. In the event that Seller or Parent receives any payment arising from the conduct of any fair on or after the Closing Date (whether or not scheduled at the Closing Date), it will hold such sum in trust for, and promptly remit such amount to, Buyer.

SECTION 2.       PURCHASE PRICE AND PAYMENT

         2.1 Consideration. As consideration for the sale, assignment, transfer and delivery of the Purchased Assets pursuant to the terms and conditions of this Agreement, Buyer shall pay to Seller Ten Million Five Hundred Thousand Dollars ($10,500,000) (the "Purchase Price"), subject to adjustment as provided in this Section 2.3 hereof. The Purchase Price shall be payable as follows:

         (i) at the Closing (as hereinafter defined), the Buyer shall deliver immediately available funds in the amount of Nine Million Five Hundred Thousand Dollars ($9,500,000) to the Seller.

         (ii) at the Closing, the Buyer shall deliver immediately available funds in the amount of One Million Dollars ($1,000,000) to The Huntington National Bank, as escrow agent ("Escrow Agent"), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit C ("Escrow Funds").

         2.2 Closing Date Payment and Delivery. All payments to be made to Seller or to be delivered to Escrow Agent on the Closing Date shall be made by wire transfer of immediately available funds in New York City to the respective account or accounts specified in writing by Seller and Escrow Agent.

         2.3     Purchase Price Adjustment.

         (i) Purchased Inventory. If, as soon as practicable, but in no event more than sixty (60) days after the Closing Date, Buyer determines in accordance with the procedures set forth in Section 3(iv) hereof that the aggregate Carrying Cost value of the Purchased Inventory of merchantable quality delivered is less than Six Million Four Hundred Thousand Dollars ($6,400,000), the Purchase Price will be reduced by the amount of such shortfall and Seller will return such excess to Buyer or Buyer may offset such amount against the Escrow Funds, pursuant to the terms of the Escrow Agreement.

         (ii) Purchased Cases. Notwithstanding the Buyer's expectation of receiving more than Eleven Thousand (11,000) Purchased Cases, if, as soon as practicable, but in no event more than sixty (60) days after the Closing Date, Buyer determines that the




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actual number of Purchased Cases of merchantable quality delivered is less than
Ten Thousand Five Hundred (10,500), the Purchase Price will be reduced by the amount of such shortfall and Seller will return such excess to Buyer or Buyer may deduct against the Escrowed Funds, pursuant to the terms of the Escrow Agreement, an amount equal to Three Hundred Dollars ($300) for each shortfall case (or One Hundred Fifty Dollars ($150) per shortfall case to the extent that the shortfall would be reduced or eliminated by the repair to merchantable quality of available repairable damaged cases).

         2.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.4 attached hereto. No party hereto shall take, for income tax purposes, any position inconsistent with such allocation of Purchase Price. The parties hereto further agree to mutual notification in accordance with Section 10 (vii) hereof should the Internal Revenue Service challenge the allocation set forth pursuant to this Section 2.4.

SECTION 3.       REPRESENTATIONS AND WARRANTIES BY PARENT AND
                 SELLER

         Parent and Seller jointly and severally represent and warrant to Buyer, as of the Closing Date, as follows:

         (i) Organization, Authorization; Enforceability. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and legal right to execute, deliver and perform this Agreement and such other agreements and instruments referred to herein executed by Parent, Seller or its shareholders or affiliates (collectively, "Additional Agreements") as are executed by Parent and to consummate the transactions contemplated hereby and thereby. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority and legal right to execute, deliver and perform this Agreement and Additional Agreements to which it is a signatory and to consummate the transactions contemplated hereby and thereby. All corporate action required to be taken by or on the part of Parent (including, without limitation, obtaining any required approvals), to authorize and permit the execution and delivery by Parent of this Agreement and Additional Agreements, the performance by Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. All corporate action required to be taken by or on the part of Seller (including, without limitation, obtaining any required approvals), to authorize and permit the execution and delivery by Seller of this Agreement and Additional Agreements, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the Additional Agreements to which each of them are parties are valid and binding obligations of each of Parent and Seller, enforceable in accordance with their terms.




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         (ii)    Assets.  The Seller owns, or otherwise has full, exclusive, valid and legally enforceable rights to use all of the Purchased Assets. At least Ten Thousand Five Hundred (10,500) of the Purchased Cases are of merchantable quality. At least Six Million Four Hundred Thousand Dollars ($6,400,000), based on Seller's Carrying Cost, of Purchased Inventory is of merchantable. All other tangible Purchased Assets have been maintained in good condition and are free from defects (reasonable wear and tear excepted).

         (iii) Financial Statements. True and complete copies of the Consolidated Audited Financial Statements of the Parent for each of the periods ending December 31, 1996 and December 31, 1997 and Unaudited Consolidated Financial Statements for the quarter ending March 31, 1998, (collectively, the "Parent's Financial Statements") have been delivered to Buyer. Each of the Parent's Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial position of the Parent and the results of its operations and its cash flows for the respective periods, is consistent with the Parent's books and records (which, in turn, are complete and correct in all material respects), as of the times and for the periods referred to therein and makes full provision or reserve for depreciation, bad or doubtful debts and other liabilities and has been prepared in accordance with generally accepted accounting principles ("GAAP"). True and correct copies of the unaudited statement of income of the Seller for the fiscal years ended December 31, 1996 and 1997, the unaudited balance sheet of the Seller as at December 31, 1996 and 1997 and the unaudited interim statement of income of the Seller for the five months ended May 31, 1998 and the unaudited balance sheet of the Seller as at May 31, 1998 (collectively, the "Seller's Financial Statements") have been delivered to Buyer. The Seller's Financial Statements have been prepared from books and records (which are complete and correct in all material respects) maintained by Seller in accordance with GAAP (except that the Financial Statements do not include customary footnotes) and fairly present the financial condition and results of operations of the Seller for the periods and as of the dates indicated. Parent's interim Financial Statements and Seller's interim Financial Statements are subject to normal year-end adjustments (which generally consist of reconciliation of physical inventory counts and adjustments to Distributor accounts).

         (iv) Title. Except as set forth on Schedule 3(iv), Seller has, and immediately after the Closing, Buyer will have, good and valid title to all of the Purchased Assets, in each case free and clear of any and all liens (including tax liens), security interests, pledges, charges, claims, liabilities, obligations, title defects, charges (including tax charges), restrictions, licenses, leases and other encumbrances (collectively, "Encumbrances"). There is no judgment, order, ruling, stipulation, writ, injunction, decree or other requirements of any court, tribunal or arbitrator or of any governmental body, agency or authority pending or, to the best knowledge of the Parent or Seller, threatened relating to or affecting any of the Purchased Assets or to which any of the Purchased Assets are subject. With respect to any Encumbrances on the Purchased Assets existing prior to the Closing Date, Seller shall deliver at Closing written instruments from the relevant secured party, in a form satisfactory to Buyer, releasing the




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Seller from any and all security interests and adverse claims whatsoever in and to such encumbered assets ("Releases").

         (v) Inventory. Schedule 3(v) sets forth an estimated list as of the Closing Date, of any and all inventories of the Book Fair Business, together with the location, title, quantity, retail value and costs. All Purchased Inventory is recorded on the Seller's books and records at the actual cost as determined in accordance with GAAP. No royalty or similar payment shall be payable by Buyer on the resale of or purchase by Buyer of the Purchased Inventory.

         (vi) Marks. Schedule 1.1(ii) sets forth a complete and correct list of any and all registered or pending applications for Marks owned, used, held for use, necessary for the conduct of or otherwise material to the conduct of the Book Fair Business as currently conducted or conducted within the past twelve months and all registrations or pending applications for Marks including the word PAGES in connection with the businesses of Seller, Parent and their affiliates. Except as set forth in Schedule 3(vi), immediately after the Closing Buyer will own, and will have all right, title and interest in, under and to, and have the full and exclusive right to use, all of the Marks, free and clear of any Encumbrances. Renewal fees payable in respect of any registered Marks owned by the Seller or its affiliates have been paid, and each other action required to maintain and protect any such Marks have been duly and timely taken. The conduct of the Book Fair Business on or prior to the Closing Date does not, and immediately after the Closing will not as a result of consummating the transactions contemplated hereby, infringe or otherwise conflict with the rights of any person or entity in respect of any of the Marks. To the best knowledge of Parent and Seller, none of the Marks owned by Seller or its affiliates is being infringed, misappropriated or used without authority by any person or entity.

         (vii) Customers. Sellers have delivered to Buyer Customer Lists, complete and correct as of the Closing Date, of the names, phone numbers, names of any contact persons and addresses of schools, institutions, organizations, individuals and other customers to which the Seller (by itself or through any of its Distributors or agents) has within at least the past two years sold or provided any goods or services in connection with the Book Fair Business, and shall make available sales and promotion history, including the total amounts paid by each such customer during the last completed fiscal year. The Customer Lists are both in electronic form and in a form and medium that is humanly intelligible and usable without the aid of any software, equipment or other device (other than any software, equipment or other device approved by Buyer prior to the delivery thereof).

         (viii) Cases. Schedule 3(viii) sets forth a complete and correct list of the location of any and all book fair cases as of the Closing Date.
The cases listed in Schedule 3(viii) constitute all cases used and/or usable in connection with the Book Fair Business and at least Ten Thousand Five Hundred (10,500) Purchased Cases delivered are of merchantable quality. Buyer acknowledges that the Purchased Cases are at least




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five years old and have dents, scratches and other defects not affecting their merchantable quality.

         (ix) Delivery of Purchased Inventory and Cases. Seller guarantees the delivery of at least $6,400,000 in Carrying Cost of Purchased Inventory of merchantable quality and 10,500 Purchased Cases of merchantable quality from Seller and its Distributors, which represents a portion of the Purchased Assets sold to Buyer hereunder. The parties acknowledge that Seller will be unable to deliver to Buyer at Closing the Purchased Inventory and Purchased Cases and agree to the delivery procedures described below.

         (a) Seller shall, as promptly as practicable, but in no event less than 20 days following the Closing Date deliver to Seller a preliminary summary (including, by title, the amount of and retail price of inventory of merchantable quality and cases of merchantable quality) of inventory ("Preliminary Inventory") at each location in which Purchased Inventory and/or Purchased Cases are held. Buyer shall, as promptly as practicable following receipt of each Preliminary Inventory with respect to a location, but in any event within thirty days of such receipt (except with respect to the Columbus warehouse, which shall be subject to these procedures within ten days of the determination of the identity and extent of Excluded Inventory), notify Seller and the Distributor (if applicable) at such location of the day or days during such thirty-day period on which it will send its personnel to such location to verify and count such Purchased Inventory and Purchased Cases. Seller will send personnel (or appoint the Distributor or some other person as its representative) to conduct the verification and count together with Buyer's representative such Purchased Inventory and Purchased Cases. Buyer and Seller shall jointly prepare and certify by title, the amount of and retail price of Book Fair Inventory of merchantable quality and Purchased Cases of merchantable quality at such location and deliver such summary certificate (a "Joint Certificate") to Seller. Buyer will either pick up the Purchased Assets at such location at the time of issuance of the Joint Certificate or accept a certificate (in the form set forth as Exhibit D) executed by the Distributor at such location, certifying, among other things, the ownership by the Buyer of Purchased Assets ("Distributor Certificate") in the possession of such Distributor. Only Purchased Inventory or Purchased Cases of merchantable quality identified in a Joint Certificate and either physically received by Buyer or acknowledged to be the property of Buyer in a Distributor Certificate shall be deemed to be received by Buyer. Buyer will pay a rental allowance of $800 to each Distributor in possession of Purchased Inventory on the date 30 days after the Closing Date and which has not executed a Distributor Certificate following the issuance of a Joint Certificate.

         (b) Promptly after Seller's receipt of a Joint Certificate, Seller shall prepare and deliver to Buyer a report calculating the value by title and in the aggregate of all Purchased Inventory of merchantable quality specified in such certificate by applying the Carrying Cost per title delivered to Buyer prior to the Closing Date. Buyer shall notify Seller of any disagreement with the report within three (3) business days of its receipt thereof. Failure to respond within such period shall constitute acceptance of such report. In the event that Buyer and Seller are unable to resolve any dispute regarding the report





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or the information to be included in any Joint Certificate, the parties agree to refer the matter to a mutually acceptable accounting firm, the determination of which shall be conclusive.

         (x) Book Fairs. Schedule 3(x) sets forth a complete and correct list of all book fairs scheduled or proposed to be held after the Closing Date, together with the name, phone number, names of any contact persons and address of each customer, the type of each such book fair (i.e., box fair or case fair), summary description of the terms (including oral and written financial and promotional terms and obligations) thereof and the Distributor or other sales agent, if any, responsible therefor.

         (xi) Distributors; Agents. Schedule 3(xi) sets forth a complete and correct list as of the Closing Date of any and all Distributors, indicating with respect to each such Distributor the type of account or geographical territory serviced by such Distributor and the aggregate value of goods and services sold by Seller to the customers for whose accounts such Distributor was responsible during the past two (2) years. Seller has delivered to Buyer a true and complete copy of the model agreement that is the basis of the Company's agreements with its Distributors (the "Model Distributor Agreement") and at the Closing shall deliver to Buyer true and complete copies of any and all Assumed Distributor Contracts. None of the Assumed Distributor Contracts contain any terms or conditions that are different than, and materially unfavorable to the Company when compared to, the terms and conditions of the Model Distributor Agreement.

         (xii) Employee Matters. Schedule 3(xii) contains a complete and correct list of all persons employed by Seller within the past six months, including such persons' location, title and employment status. Seller has supplied Buyer with complete and accurate copies of each of its employee medical and benefit plans. Seller shall be responsible for all compensation, accrued benefits, or severance benefits and costs due all Seller's employees.

         (xiii) Tax Matters. There are no security interests or liens on any of assets of Seller's Book Fair Business, including, but not limited to, any of the Purchased Assets, that arose or may arise in connection with any failure of Parent or Seller to pay any tax, including, without limitation, any employee withholding taxes.

         (xiv) Use of Name. Promptly, but in no event later than ten (10) days from the Closing Date, Parent and Seller and their respective affiliates and agents shall cease to use the name Pages, other than the name Pages, Inc. and Pages Publishing Group, in respect to Parent's and Seller's operations and businesses.

         (xv) Offers to Purchase Book Fair Business. During the one (1) year period prior to the date hereof, Parent and Seller have offered from time to time to sell, and have received indications of interest in purchasing, all or part of the Book Fair Business. The Purchase Price offered by Buyer reflects the highest and best bona fide offer to acquire the Purchased Assets during such period.







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         (xvi)   Company Accounts.  Immediately prior to the Closing, the net intercompany accounts between Parent and Seller shall be settled as follows: to the extent that Seller is indebted to Parent, all such debt (except up to $4,000,000 thereof) shall be canceled, with the amount of the debt so canceled being contributed as a capital contribution of Parent to Seller.

         (xvii) Consents. No permit, license, exemption, consent, releases, authorization or approval of, or the giving of any notice by Parent, Seller or any other person or entity to, any governmental or regulatory body, agency or authority is required in connection with the execution, delivery and performance of this Agreement and the Additional Agreements, or the consummation of the transactions contemplated hereby and thereby, except for such consents and releases as have been delivered at Closing. No approval is required of Parent's shareholders in connection with the execution, delivery and performance of this Agreement and Additional Agreements, or the consummation of the transactions contemplated hereby and thereby.

         (xviii) No Conflicts, etc. Except as set forth on Schedule 3(xviii), the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (i) conflict with, result in a breach or violation of, or constitute a default (with or without notice or the passage of time) or cause the acceleration of any obligation of Parent or Seller under, (x) any law, statute, rule, regulation, ordinance, code, judgment, order, ruling, stipulation, writ, injunction, decree or other requirement of any court, tribunal or arbitrator or of any governmental body, agency or authority applicable to Parent, Seller or to any of the Purchased Assets, (y) any provision of any of the charter documents of Parent or Seller or (z) any mortgage, indenture, loan or credit agreement, guarantee, or any other agreement or instrument to which Parent, Seller or any of their affiliates is a party or by which any of the Purchased Assets may be bound or affected, or (ii) result in the creation of, or give any person or entity the right to create, any Encumbrance upon the Purchased Assets. Except as set forth on Schedule 3(xviii), no permit, license, exemption, consent, authorization or approval of, or the giving of any notice by Parent or Seller to, any governmental or regulatory body, agency or authority or any other person or entity is required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         (xix) No Litigation. There is no claim, action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or, to the best knowledge of Parent and Seller, any investigation by) any governmental or other instrumentality or agency, pending or, to the best knowledge of Parent and Seller, threatened against or affecting the Purchased Assets, Seller's Book Fair Business or, to the extent involving Parent, Seller or any of their affiliates, seeking to prevent or challenging the transactions contemplated by this Agreement or which could otherwise adversely affect the ability of Parent or Seller to perform their obligations hereunder.

         (xx) Insolvency. No filing of a voluntary or involuntary petition in bankruptcy has been made by or against Parent, Seller or any of their affiliates, and neither Parent,

Seller nor any of their affiliates, nor, to the best knowledge of Parent and Seller, any other party, is contemplating the making of any such filing. Neither Parent nor Seller has admitted in writing its inability to pay its debts generally as they become due. No receiver, trustee, assignee, liquidator, sequestrator or similar official of Parent or Seller or of all or any substantial portion of their respective assets or any of their respective properties has been appointed in any proceeding brought against Parent or Seller, nor has any such official been applied for, and neither Parent, Seller nor any of their affiliates is contemplating the appointment or application for the same. Neither Parent nor Seller has made, nor does it contemplate that it will make, any assignment for the benefit of any of its creditors, and neither Parent nor Seller has entered into, or is Parent or Seller contemplating the entering into, any agreement of composition with any of its creditors. Neither Parent nor Seller is insolvent or unable to pay its debts as they become due. Seller will not make any distribution or repayment to Parent unless all its other obligations are satisfied in full.

         (xxi) Compliance with Law; Permits. Seller has at all times conducted its operations and business including, without limitation, the Book Fair Business, in full compliance with all applicable laws. Seller possesses all governmental registrations, licenses, permits, authorizations and approvals necessary to carry on, as currently conducted, its operations and business, including, without limitation, its Book Fair Business.

         (xxii) Other Contracts. Other than Assumed Distributor Contracts, there are no contracts, agreements, arrangements, commitments or understandings (whether written or oral) by which any of the Purchased Assets are bound or affected.

         (xxiii) Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person or entity acting on behalf of Parent or Seller in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation.

SECTION 4.       REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer represents and warrants to Parent and Seller, as of the Closing Date, as follows:

         (i) Organization, Authorization; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority and legal right to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All corporate action to be taken by or on the part of Buyer to authorize and permit the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and properly taken. This Agreement is a valid and binding obligation of Buyer and enforceable in accordance with its terms.

         (ii) Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person or entity acting on behalf of Buyer in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against Parent or Seller for any brokerage or finder's commission, fee or similar compensation.

SECTION 5.       CLOSING AND CLOSING DATE

         5.1 Closing Date. The closing ("Closing") of the sale and purchase of the Purchased Assets shall take place at the offices of Buyer, 555 Broadway, New York, New York 10012, at 1:00 p.m. local time on June 24, 1998 (the "Closing Date") or such other date and place as the parties may agree.

         5.2 Closing. At the Closing: (i) the parties shall execute and deliver the documents referred to in Sections 6.1, 6.2 and 6.3 hereof, (ii) Buyer shall deliver the purchase Price and (iii) Seller shall deliver possession of the Purchased Assets to Buyer.

SECTION 6.       DOCUMENTS TO BE DELIVERED AT CLOSING.

         6.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:

         (i) a bill of sale dated the Closing Date substantially in the form attached hereto as Exhibit E whereby Seller transfers to Buyer all of Seller's right, title and interest in and to the Purchased Assets (the "Bill of Sale");

         (ii) a trademark assignment dated the Closing Date and in form and substance satisfactory to Buyer attached hereto as Exhibit F, whereby Seller assigns to Buyer all of Seller's right, title and interest in and to the Marks (the "Trademark Assignment")

         (iii) an assignment of contracts dated the Closing Date and substantially in form attached hereto as Exhibit G pursuant to which Seller assigns to Buyer all of the Assumed Distributor Contracts;

         (iv)    all Releases pursuant to Section 3(iv) hereof;

         (v) the Transition Services Agreement substantially in the form attached hereto Exhibit A;

         (vi) the Non-Competition Agreement substantially in the Form attached as Exhibit B hereto;

         (vii) all Distributor's Certificates available at Closing pursuant to Section hereto;

         (viii) a legal opinion of counsel to Seller dated as of the Closing Date in a form satisfactory to Buyer; and

         (ix) a Certificate of Officer of Seller dated as of the Closing Date as to the representations and warranties set forth in Section 3 hereof.

         6.2 Documents to be Delivered by Parent. At the Closing, Parent shall deliver to Buyer the following:

         (i) a legal opinion of counsel to Parent in a form satisfactory to Buyer;

         (ii) a Certificate of Officer of Parent dated as of the Closing Date as to the representations and warranties set forth in Section 3 hereof;

         (iii) Agreement by and among Parent and directors and certain holders of Parent and Buyer dated as of the Closing Date; and

         (iv)    the Guaranty from S. Robert Davis.

         6.3 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

         (i) License Agreement substantially in the form attached hereto as Exhibit H; and

         (ii) a legal opinion of counsel to Buyer in a form satisfactory to Seller; and

         (iii) a Certificate of Officer of Buyer dated as of the Closing Date as to the representations and warranties set forth in Section 4 hereof.

         6.4. Funds to be Delivered. At Closing, Buyer shall cause the wire or other transfer of the Purchase Price to be made to the account or accounts designated in writing by Seller and Escrow Agent.

SECTION 7.       TERMINATION

         This Agreement may be terminated at any time prior to the Closing
Date: (a) by the mutual written agreement of Buyer and Seller; or (b) by either Buyer or Seller, if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted. In the event of termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or their respective officers or directors.

SECTION 8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The respective representations and warranties of Seller, Parent and Buyer contained in this Agreement or in any schedule or exhibit attached hereto pursuant hereto shall survive the Closing Date, but shall expire on the first Anniversary of the Closing Date. The respective covenants and agreements of Seller, Parent and Buyer as of the Closing Date contained in this Agreement or in any schedule or exhibit attached hereto (including, but not limited to, the indemnification obligations of Parent and Seller set forth in Section 9) shall survive the consummation of the transactions contemplated by this Agreement, but only in accordance with and subject to the provisions of Section 9.

SECTION 9.       INDEMNIFICATION

         9.1 Indemnification by Parent and Seller. From and after the Closing, Parent and Seller agree, jointly and severally, to indemnify, defend and hold harmless Buyer, its affiliates and their respective officers, directors, stockholders, agents, insurers, representatives and employees (the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, actions, proceedings, demands, obligations, fines, deficiencies, costs, losses, damages or liabilities (including, but not limited to, reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, interest and any penalties) (collectively, "Losses" and individually, a "Loss"), whether or not resulting from any third party claims including, but not limited to claims by former employees or Distibutors of Seller, incurred or suffered by any of the Buyer Indemnities arising out of, with respect to or in connection with:

         (i) the breach of any representation or warranty made by, or any breach or nonfulfillment of any covenant, agreement or obligation of, Seller or Parent in, pursuant to, or under this Agreement or in the schedules or exhibits attached hereto or any document delivered pursuant hereto; or

         (ii) any claim made against any Buyer Indemnitee with respect to any matter relating to or arising out of the ownership, possession, use or operation of (i) any Purchased Inventories on or prior to the Closing Date, or
(ii) any Excluded Assets or Excluded Liabilities at any time

         9.2 Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and Parent, their affiliates and their respective officers, directors, stockholders, agents, insurers, representatives and employees (the "Seller Indemnitees") from and against, and pay or reimburse the Seller Indemnitees for, any and all claims, actions, proceedings, demands, obligations, fines, deficiencies, costs, losses, damages or liabilities (including, but not limited to, reasonable attorney's fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, interest and any penalties) (collectively, "Losses" and individually, a "Loss"), whether or not resulting from any third party claims, incurred or suffered by any of the Seller Indemnitees arising out of, with respect to or in connection with:

                 (i) the breach of any representation or warranty made by, or any breach or nonfulfillment of any covenant, agreement or obligation of, Buyer in, pursuant to, or under this Agreement or in the schedules or exhibits attached hereto; or

                 (ii) any claim made against any Seller Indemnitee with respect to any matter relating to or arising out of the ownership, possession, use or operation of (a) any Purchased Asset after the Closing Date or (b) any Assumed Liabilities.

         9.3 Time Limitations. Parent and Seller shall have no liability to Buyer (for indemnification or otherwise) with respect to any representation or warranty herein unless, on or before the first anniversary of the closing date, Buyer notifies Parent and Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer shall have no liability to Parent or Seller (for indemnification or otherwise) with respect to any representation or warranty herein of Buyer under this Agreement unless, on or before the first anniversary of the Closing Date, Parent or Seller notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Parent or Seller.

         9.4 Limitations on Amount - Parent and Seller. Parent and Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Subsection 9.1(i) or 9.2(ii) until the total of all Losses with respect to such matters exceeds $105,000, and then only for the amount by which such Losses exceed $105,000; provided that this provision does not apply to any purchase price adjustment pursuant to Section 2.3 hereof or otherwise with respect to the allocation of Book Fair Inventory and/or Purchased Cases. Parent agrees to guarantee Seller's obligations under Section 2.3 hereof.

         9.5 Limitations Amount - Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Subsections 9.2(i) or 9.2(ii) until the total of all Losses with respect to such matters exceeds $105,000 and then only for the amount by which such Losses exceed $105,000; provided that this provision does not apply to any purchase price adjustment pursuant to Section 2.3 hereof or otherwise with respect to the allocation of Book Fair Inventory and/or Purchased Cases.

         9.6     Procedure for Indemnification - Third Party Claims.
(i) Promptly after receipt by an indemnified party under Section 9.1 or 9.2 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                 (ii) If any proceeding referred to in Section 9.5(i) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding,
(a) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (b) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (c) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

                 (iii) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         9.7 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

SECTION 10.      MISCELLANEOUS

         (i) Entire Agreement; Modification. This Agreement and the Additional Agreements set forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any prior agreements or undertakings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity or otherwise. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         (ii) Severability. If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein invalid, inoperative or unenforceable to any extent whatsoever, and all such other provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner adverse to any party hereto.

         (iii) Assignment; No Third Party Beneficiary Rights. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations shall be assigned by any party hereto without the prior written consent of the other party hereto, and any attempted assignment or transfer without such prior written consent shall be null and void; provided, however, that Buyer shall have the right, without the prior written consent of Seller or Parent, to assign its rights and delegate its duties under this Agreement to any affiliate of Buyer. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, but not limited to, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         (iv) Filings and Authorizations; Further Assurances. Each party shall use its best efforts, and shall cooperate with the other party, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including, but not limited to, any and all Distributors) as shall be required in order to effect the transactions contemplated hereby and to give Buyer the full use and enjoyment of the Purchased Assets. At and following the Closing, each party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions (including, but not limited to, working with any and all Distributors) as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

         (v) Bulk Transfer Laws. The parties hereto waive compliance with the provisions of the Bulk Sales Act of Florida and any applicable similar legislation of any other jurisdiction, which are or may be applicable to the transactions contemplated by this Agreement, and Seller and Parent shall, jointly and severally, indemnify and hold harmless Buyer and any of its parents, subsidiaries and other affiliates and their respective directors, officers and employees from and against any liability resulting from any noncompliance with any law relating to bulk sales or bulk transfers.

         (vi) Expenses; Taxes. Except as otherwise provided in this Agreement, each party shall pay all costs and expenses incurred by such party or on such party's behalf in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, Seller and Pages shall, jointly and severally, be liable for, and shall promptly pay and reimburse, indemnify, defend and hold harmless Buyer and any of its subsidiaries, parents and other affiliates and their respective directors, officers and employees from and against, any liability for any and all taxes or other charges (including any penalties and interest thereon) when and if due that are imposed by any tax authority or other fiscal, revenue, customs or excise body or official (i) in connection with or as a result of the transactions contemplated hereby or (ii) on Parent, Seller or any of its affiliates, or any of their respective successors or assigns. Notice to Buyer or any of its affiliates of any potential claims for taxes shall not relieve Parent or Seller of any liability hereunder. Seller shall prepare and file all appropriate sales, transfer, excise, use, documentary stamps and other tax returns and other documents due in any jurisdiction in connection with the transactions contemplated by this Agreement. Any and all amounts of any indemnity payments to be made pursuant to Section 9 or this Section 10(vii), as the case may be, shall be net of all taxes and other amounts required to be paid by Buyer in respect of the receipt of such payments under the laws of the United States and of any jurisdiction thereof.

         (vii) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other parties shall be in writing and shall be sufficiently given if delivered in person, sent by telecopier, sent by reputable express overnight courier service or sent by registered or certified mail, postage prepaid, as follows:

                          To Buyer:        Charles B. Deull
                                           Senior Vice President, Legal and
                                           Business Affairs
                                           Scholastic Inc.
                                           555 Broadway
                                           New York, New York 10012

                          To Seller:       S. Robert Davis
                                           Pages Book Fairs, Inc.
                                           801 94th Avenue North
                                           St. Petersburg, Florida 33702

                          To Parent:       S. Robert Davis
                                           Pages, Inc.
                                           801 94th Avenue North
                                           St. Petersburg, Florida 33702

or at such other address for a party as shall be specified by like notice. All such notices shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice shall have been personally delivered, confirmed answer back or other evidence of transmission.

         (viii) Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.

         (ix) Seller's Access. Buyer will permit Seller or its representatives with access on reasonable notice, in a manner so as not to interfere with the normal business operations of Buyer, to such books, records (including, but not limited to tax records), contracts and documents in Buyer's possession of or pertaining to the Book Fair Business as conducted by Seller prior to the Closing in order to file, contest, prosecute and defend tax returns.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.




                                SCHOLASTIC INC.



                                By:      /s/ Richard Robinson
                                    ----------------------------------
                                    Name:      Richard Robinson
                                    Title:     Chairman



                                PAGES BOOK FAIRS, INC.


                                By:      /s/ S. Robert Davis
                                    ----------------------------------
                                    Name:      S. Robert Davis
                                    Title:     Chairman


                                PAGES, INC.


                                By:      /s/ S. Robert Davis
                                    ----------------------------------
                                    Name:      S. Robert Davis
                                    Title:     Chairman

                                                                       EXHIBIT A

                         TRANSITION SERVICES AGREEMENT


TRANSITION SERVICES AGREEMENT (the "Agreement"), dated as of June 25, 1998, by and among SCHOLASTIC INC., a New York corporation ("Buyer"), PAGES BOOK FAIRS, INC., a Florida corporation ("Seller"), and PAGES, INC., a Delaware corporation ("Parent").

                              W I T N E S S E T H:

                 WHEREAS, Seller engages in a school book fair business in the United States consisting of distributing and selling books and other products to teachers, students and parents through book fairs (including case fairs and box fairs) that are held or sponsored by schools or other educational organizations or institutions and other businesses (the "Book Fair Business"); and

                 WHEREAS, Seller also engages distributors or other sales agents responsible for the handling of accounts of certain customers of the Book Fair Business ("Distributors");

                 WHEREAS, Seller is a wholly-owned subsidiary of Parent; and Seller is selling, and Buyer purchasing on the date hereof (the "Closing Date"), certain of the assets of the Book Fair Business, on the terms and conditions and for the consideration set forth in the asset purchase agreement (the "Asset Purchase Agreement") dated the date hereof (Seller and Parent are collectively referred to herein as "Providers"); and

                 WHEREAS, as a condition of entering into the Asset Purchase Agreement, Buyer requires and Seller and Parent wish to provide certain transition services.

                 NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and in the Asset Purchase Agreement, the parties hereto hereby agree as follows:

SECTION I.       SERVICES

         1.1 Employees. Until 90 days after the Closing Date, Providers will maintain their complete files and other information ("Personnel Information") with respect to employees, consultants, independent contractors (including Distributors) and similar individuals who have performed services for either Provider during the past 12 months and will promptly supply any of such information requested by Buyer. Buyer will use any Personnel Information supplied to it solely in connection with any potential service and/or employment relationship with such persons and Providers will cooperate with Buyer in contacting and communicating with any of such persons.

          1.2 Computer Services. During the 30 day period following the Closing Date, Providers will maintain in good working order their computer and communication systems (including, without limitation, its computer systems containing information relevant to the Book Fair Business about customer orders and commitments, computer networks and communications systems (e.g., Providers' T-1 line and Distributor network)) and will retain, at their expense, such employees or consultants as are necessary or appropriate to prepare reports, sort information, download into acceptable formats or otherwise make information contained in its computer systems related to the Book Fair Business available to Buyer in a form reasonably requested by Buyer. Buyer may extend this period by up to 60 days by notifying Providers of its election to extend the period, such notice to be given no later than the date 25 days after the Closing Date. During such period(s), Providers will cooperate with Buyer in providing such reports and access to systems and information as Buyer shall reasonably request. Buyer shall pay Providers for the actual cost (employee and related costs) of providing such services during any extended period, such payments to be made in advance of and with respect to each ten days of any extended period. In the event that Seller has entered into a written commitment to lease, sublease or cease to lease all or substantially all of its currently leased space in its St. Petersburg facility, including the area used to house such computer systems, Seller may, on ten days notice terminate any extended period. In the event of and in consideration for such termination, Buyer shall have the right to receive from Seller, at no additional cost other than actual delivery costs, such computer and related equipment owned by Seller as is reasonably required to operate such systems and derive such information and reports.

         1.3 Facilities. During the 30 day period following the Closing Date, Providers will maintain their owned and leased warehouse facilities and facilities containing its telemarketing operation and computer systems (collectively "Facilities") and will make such facilities available, at its expense, to Buyer. Providers will also continue to employ such employees or consultants as are necessary or appropriate to physically transfer Purchased Assets (as defined in the Asset Purchase Agreement) held in their leased or owned facilities to Buyer; provided that Buyer will supply its own trucks and labor to load material available at shipping bays in customary form onto its trucks. Buyer may extend this period by up to 30 days by notifying Providers of its election to extend the period, such notice to be given no later than the date 15 days after the Closing Date. Buyer shall reimburse Providers for the actual cost of providing such facilities and services (i.e. assistance with the physical transfer of the Purchased Assets) during any extended period. Buyer shall have the option during such period, as it may be extended, (i) to assume the lease on (or let or sublet) any such warehouse space for a maximum period of one year (on a month to month basis or for a term elected by Buyer) and (ii) to use, in consideration of Buyer's reimbursement of Providers' cost, a portion of space at Providers' owned facility used for telemarketing operations for a maximum period of one year (on a month to month basis or for a term elected by Buyer). Providers will make available such space at the Parent-owned Columbus warehouse during any such extended period at $3.75 per square foot used by Buyer.

         1.4 Publication Rights. For a period of one year from the Closing Date, Buyer shall have the right to print (or cause to be printed), at its expense, copies of the books and materials currently published by Providers included in the catalogs and similar promotional materials distributed by Providers in connection with the Book Fair Business during the last 24 months solely for distribution in the Book Fair Business. Such school market rights are granted exclusively to Buyer during the one year period following the Closing Date. Buyer will print (or cause to be printed) only such quantities (limited to a maximum of 50,000 of each such individual title) as it believes might be required in connection with the operation of the Seller's Book Fair Business with customers currently booked to conduct fairs. Promptly following the Closing Date, Providers will provide (on loan) film required for printing such books to Buyer or instruct printers holding such film to print on Buyer's instructions. Buyer will return such film to Seller or instruct printers holding such film to print on Seller's instructions. Where practicable, Buyer and Seller will notify each other of its printing plans with respect to such books. Buyer will reimburse Providers for any royalties payable to third parties as provided in agreements in effect prior to the Closing Date. Buyer may sell any such books for up to two years from the Closing Date. Providers will take such further actions and execute such further documents as Buyer reasonably requests to effect the purpose of this Section 1.4.

         1.5 Supplier Agreements. For a period of 60 days from the Closing Date, Providers will make available to Buyer all information and records (including agreements and sales records) with suppliers of products and services used in connection with the Book Fair Business.

         1.6 Communications. Providers will cooperate with Buyer in promptly communicating to Distributors and customers with respect to this transaction and any transition plan and will distribute a letter substantially in the form attached hereto. All communications by Providers shall be consistent with such agreed-on communications.



SECTION 2.  MISCELLANEOUS.

                 (i) Entire Agreement; Modification. This Agreement and the Additional Agreements (as defined in the Asset Purchase Agreement) set forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any prior agreements or undertakings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity or otherwise. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                 (ii) Severability. If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein invalid, inoperative or unenforceable to any extent whatsoever, and all such other provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.

                 (iii) Assignment; No Third Party Beneficiary Rights. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations shall be assigned by any party hereto without the prior written consent of the other party hereto, and any attempted assignment or transfer without prior written consent shall be null and void; provided, however, that Buyer shall have the right, without prior written consent of Seller or Parent to assign its rights and delegate its duties under this Agreement to any affiliate of Buyer. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, but not limited to, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

                 (iv) Filings and Authorizations; Further Assurances. Each party shall use its best efforts, and shall cooperate with the other party, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including, but not limited to, any and all Distributors) as shall be required in order to effect the transactions contemplated. At and following the Closing, each party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

                 (v) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other party shall be in writing and shall be sufficiently given if delivered in person, sent by telecopier, sent by reputable express overnight courier service or sent by registered or certified mail, postage prepaid, as follows:

                          To Buyer:        Charles B. Deull
                                           Senior Vice President, Legal and
                                           Business Affairs
                                           Scholastic Inc.

                                           555 Broadway
                                           New York, New York 10012

                          To Seller:

                          To Parent:

or at such other address for a party as shall be specified by like notice. All such notices shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice shall have been personally delivered, confirmed answer back or other evidence of transmission.

                 (vi) Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.


                                       SCHOLASTIC INC.



                                       By:____________________________________
                                          Name:
                                          Title:



                                       PAGES BOOK FAIRS, INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       PAGES, INC.


                                       By:____________________________________
                                          Name:
                                          Title:

                                                                       EXHIBIT B

                           NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT (the "Agreement"), dated as June 25, 1998 by and among SCHOLASTIC INC., a New York corporation ("Scholastic"), PAGES, INC., a Delaware corporation ("Pages"), PAGES BOOK FAIRS, INC., a Florida corporation ("PBF"), S. Robert Davis ("S.R. Davis"), Charles R. Davis ("C.R. Davis") and Randall J. Asmo ('R.J. Asmo") (Pages, PBF, S.R. Davis, C.R. Davis and R.J Asmo are hereinafter referenced from time to time as the "Covenanting Parties").

                             W I T N E S S E T H :

         WHEREAS, Pages and PBF and other current and former Affiliates (as defined below), have engaged in the school book fair business in the United States consisting of distributing and selling books and other products to teachers, students and parents through book fairs (including case fairs and box fairs) that are held or sponsored by schools or other educational organizations or institutions and other businesses (the "Book Fair Business"); for the purposes of this Agreement, the term "Affiliate" shall mean any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity, or any director, officer or employee of such person or entity; and

         WHEREAS, PBF is a wholly-owned subsidiary of Pages, S.R. Davis and R.J. Asmo are directors, officers and shareholders of Pages and directors and officers of PBF and C.R Davis is a shareholder and former director and officer of Pages and PBF; and

         WHEREAS, contemporaneously herewith, Scholastic, Pages and PBF have entered into that certain Asset Purchase Agreement, dated as of even date herewith (the "Asset Purchase Agreement") for the purchase of certain assets of PBF pertaining the Book Fair Business, together with this Agreement (the "Purchased Assets"); and

         WHEREAS, the Covenanting Parties have special knowledge of the Book Fair Business, and it is deemed appropriate that the Covenanting Parties and their respective Affiliates each refrain from competing in the Book Fair Business in the United States for a reasonable period of time, in order that Scholastic may receive the contemplated benefits from the acquisition of the Purchased Assets and the Covenanting Parties for their respective benefit to facilitate the intent and purpose of the Asset Purchase Agreement in this regard; and

         WHEREAS, the execution and delivery of this Agreement is an integral part of the Asset Purchase Agreement and is being relied on by, and is an inducement to, Scholastic for entering the Asset Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Non-Competition. (i) Pages hereby covenants and agrees that for a five-year period from the date hereof Pages will not, and will not, to the extent within its control, permit any of its Affiliates to, directly or indirectly: (a) own, manage, operate, control or otherwise become interested in any other person or entity that provides or performs services that are the same as, substantially similar to, or competitive with, the Book Fair Business in the United States; (b) perform or provide any services that are the same as, substantially similar to, or competitive with, the Book Fair Business, whether on behalf of itself or any other person or entity in the United States; (c) enter into any agreement or arrangement with any person or entity (other than Scholastic or any of its Affiliates) pursuant to which services which are the same as, substantially similar to, or competitive with, the Book Fair Business are to be provided in the United States; or (d) engage in any practice the purpose of which is to evade the provisions of this Agreement.

                 (ii) PBF hereby covenants and agrees that for a five-year period from the date hereof PBF will not, and will not, to the extent within its control, permit any of its Affiliates to, directly or indirectly: (a) own, manage, operate, control or otherwise become interested in any other person or entity that provides or performs services that are the same as, substantially similar to, or competitive with, the Book Fair Business in the United States;
(b) perform or provide any services that are the same as, substantially similar to, or competitive with, the Book Fair Business, whether on behalf of itself or any other person or entity in the United States; (c) enter into any agreement or arrangement with any person or entity (other than Scholastic or any of its Affiliates) pursuant to which services which are the same as, substantially similar to, or competitive with, the Book Fair Business are to be provided in the United States; or (d) engage in any practice the purpose of which is to evade the provisions of this Agreement.

                 (iii) S.R. Davis hereby covenants and agrees that for a five-year period from the date hereof S.R. Davis will not, and will not, to the extent within its control, permit any of his Affiliates to, directly or indirectly: (a) own, manage, operate, control or otherwise become interested in any other person or entity that provides or performs services that are the same as, substantially similar to, or competitive with, the Book Fair Business in the United States; (b) perform or provide any services that are the same as, substantially similar to, or competitive with, the Book Fair Business, whether on behalf of itself or any other person or entity in the United States; (c) enter into any agreement or arrangement with any person or entity (other than Scholastic or any of its Affiliates) pursuant to which services which are the same as, substantially similar to, or competitive with, the Book Fair Business are to be provided in the United States; or (d) engage in any practice the purpose of which is to evade the provisions of this Agreement.

                 (iv) R.J. Asmo hereby covenants and agrees that for a five-year period from the date hereof R.J. Asmo will not, and will not, to the extent within its control, permit any of his Affiliates to, directly or indirectly: (a) own, manage, operate, control or otherwise become interested in any other person or entity that provides or performs services that are the same as, substantially similar to, or competitive with, the Book Fair Business in the United States; (b) perform or provide any services that are the same as, substantially similar to, or competitive with, the Book Fair Business, whether on behalf of itself or any other person or entity in the United States; (c) enter into any agreement or arrangement with any person or entity (other than Scholastic or any of its Affiliates) pursuant to which services which are the same as, substantially similar to, or competitive with, the Book Fair Business are to be provided in the United States; or (d) engage in any practice the purpose of which is to evade the provisions of this Agreement.

                 (v) C.R. Davis hereby covenants and agrees that for a five-year period from the date hereof C.R. Davis will not, and will not, to the extent within its control, permit any of his Affiliates to, directly or indirectly: (a) own, manage, operate, control or otherwise become interested in any other person or entity that provides or performs services that are the same as, substantially similar to, or competitive with, the Book Fair Business in the United States; (b) perform or provide any services that are the same as, substantially similar to, or competitive with, the Book Fair Business, whether on behalf of itself or any other person or entity in the United States; (c) enter into any agreement or arrangement with any person or entity (other than Scholastic or any of its Affiliates) pursuant to which services which are the same as, substantially similar to, or competitive with, the Book Fair Business are to be provided in the United States; or (d) engage in any practice the purpose of which is to evade the provisions of this Agreement.

                 (vi) Scholastic agrees that (a) the business of Junior Library Guild and the business of Pages Publishing Group (as currently conducted by Pages or its Affiliates and as to any future development of such businesses not competitive with the Book Fair Business) and (b) the sale of books other than through book fairs are not competitive with the Book Fair Business and the conduct of such businesses is not prohibited by this Agreement.

         2. Confidentiality; Public Announcements. Except as otherwise required by applicable laws or regulations, after the date hereof, the Covenanting Parties shall, and shall cause their respective Affiliates to, keep strictly confidential and not to disclose to any other person or entity any and all non-public information, including any customer lists, pricing strategies, inventory lists, distribution lists and other trade secrets and know-how, used by the Covenanting Parties or any of their respective Affiliates in connection with operating the Book Fair Business in the United States. The foregoing confidentiality and nondisclosure obligations shall not apply to any information that has become generally available to the public due to no fault of the Covenanting Parties or any of their respective Affiliates.

         3. Consideration. In consideration of the non-competition, confidentiality and other undertakings contained in this Agreement by the Covenanting Parties, Scholastic has contemporaneously entered into the Asset Purchase Agreement, a portion of the purchase price paid by Scholastic thereunder has been allocated as the consideration for this Agreement pursuant to Section 2.4 thereof as.

         4. Equitable Remedies. Each of the parties agrees that monetary damages would be inadequate to compensate Scholastic for any breach by any of the Covenanting Parties or their respective Affiliates of the covenants and agreements set forth herein and, accordingly, that in the event of any breach or threatened breach by any of the Covenanting Parties or their respective Affiliates of any such covenants or agreements, Scholastic will be entitled to obtain an injunction in any court of competent jurisdiction against the threatened breach or the continuation of any such breach by any or all of the Covenanting Parties or their respective Affiliates.

         5. Non-Waiver of Rights. Failure by Scholastic to exercise any right or remedy or option under this Agreement, or delay by Scholastic in exercising the same will not operate as a waiver. No waiver by Scholastic will be effective unless it is in writing, and then only to the extent specifically stated.

         6. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any prior agreements or undertakings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement. If any paragraph or provision or clause thereof in this Agreement shall be found to be invalid or unenforceable, the meaning of such paragraph or provision shall be construed, to the extent feasible, so as to render the paragraph or provision valid and enforceable, and if no feasible construction would save the paragraph or provision, it shall be severed from the remainder of this Agreement and shall not render the remainder invalid or unenforceable. If any court having jurisdiction at any time hereafter shall hold any paragraph or provision or clause in this Agreement to be unenforceable or unreasonable as to its scope, territory or period of time, and if such court in its judgment or decree shall declare or determine the scope, territory or period of time which such court deems to be reasonable, then such scope, territory or period of time, as the case may be, shall be deemed automatically to have been reduced to that declared or determined to be reasonable by such court.

         7. Modification; Remedies. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         8. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations shall be assigned by any party hereto without the prior written consent of the other party hereto, and any attempted assignment or transfer without prior written consent shall be null and void; provided, however, that Scholastic shall have the right, without prior written consent of Pages to assign its rights and delegate its duties under this Agreement to any affiliate of Scholastic.

         9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         10. Headings. The headings of paragraphs and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         11. No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, but not limited to, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby

         12. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other party shall be in writing and shall be sufficiently given if delivered in person, sent by telecopier, sent by reputable express overnight courier service or sent by registered or certified mail, postage prepaid, as follows:

                 To Scholastic:                    Charles B. Deull
                                                   Senior Vice President
                                                   Legal and Business Affairs
                                                   Scholastic Inc.
                                                   555 Broadway
                                                   New York, New York 10012

                 To Pages:                         S. Robert Davis
                                                   Pages, Inc.
                                                   5720 Avery Road
                                                   Dublin, OH 43016

                 To PBF:                           S. Robert Davis
                                                   Pages Book Fairs, Inc.
                                                   5720 Avery Road
                                                   Dublin, OH 43016

                 To S. R. Davis:                   c/o Pages, Inc.
                                                   5720 Avery Road
                                                   Dublin, OH 43016

                 To R.J. Asmo                      c/o Pages, Inc.
                                                   5720 Avery Road
                                                   Dublin, OH 43016

                 To C. R. Davis:                   c/o Pages, Inc.
                                                   5720 Avery Road
                                                   Dublin, OH 43016

or at such other address for a party as shall be specified by like notice. All such notices shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice shall have been personally delivered, confirmed answer back or other evidence of transmission.

         13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.





                         (Next page is signature page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

                                        SCHOLASTIC INC.


                                        By:
                                            ----------------------------------
                                            Name:
                                            Title:


                                        PAGES, INC.


                                        By:
                                            ----------------------------------
                                            Name:
                                            Title:


                                        PAGES BOOK FAIRS, INC.


                                        By:
                                            ----------------------------------
                                            Name:
                                            Title:





                                        --------------------------------------
                                        S. ROBERT DAVIS




                                        --------------------------------------
                                        RANDALL J. ASMO




                                        --------------------------------------
                                        CHARLES R. DAVIS

                                                                       EXHIBIT C
                         ESCROW AND SECURITY AGREEMENT


         This ESCROW AND SECURITY AGREEMENT is made this ____ day of June, 1998, by and among SCHOLASTIC INC., a New York corporation ("Buyer"), PAGES BOOK FAIRS, INC., a Florida corporation ("Seller"), and THE HUNTINGTON NATIONAL BANK (the "Agent," and also referred to herein from time to time as the "Bank").

                                  WITNESSETH:

         WHEREAS, Buyer, Seller and Seller's parent corporation have entered into an agreement dated the date hereof ("Asset Purchase Agreement") respecting the sale of the certain assets of the Seller's school book fair business;

         WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Buyer is to deposit with the Agent the sum of One Million Dollars ($1,000,000) representing a portion of the purchase price under the Asset Purchase Agreement and which is to be held by the Agent pursuant to the terms of this Agreement; and

         WHEREAS, in connection with the Asset Purchase Agreement, the Bank has agreed to deliver to Buyer UCC-3 termination statements with respect to certain specified assets of Seller (the "Acquired Assets") to be acquired by the Buyer thereunder in return for being granted a security interest in any rights ("Seller's Interest") the Seller may have to the Escrow Funds pursuant to the terms of this Agreement.

         ACCORDINGLY, the parties hereto agree as follows:

         1.      ESCROW AGENT

                 Seller and Buyer hereby appoint and designate the Agent as the escrow agent for the purposes set forth herein and the Agent accepts such appointment and designation.

         2.      DEPOSIT OF MONIES

                 Buyer on the date of execution hereof has deposited in an interest bearing account with the Agent the sum of One Million Dollars ($1,000,000) (the "Escrow Funds").

         3.      AGENT'S DUTIES

                 Seller and Buyer hereby instruct the Agent to (a) hold the Escrow Funds, (b) invest the Escrow Funds in Huntington's Monitor Money Market Funds as shall be designated in writing by Seller and Buyer and (c) disburse the Escrow Funds on the terms set forth in this Agreement. The Agent shall charge its standard fees as set forth on the Schedule of Fees attached hereto for its services rendered hereunder and shall be entitled to reimbursement of its reasonable expenses, such fees and expenses shall be paid one-half from Buyer and one-half from Seller.

         4.      RIGHTS OF PARTIES TO ESCROW FUNDS

                 (a) Buyer shall have the right to receive all or a portion of the Escrow Funds in accordance with the terms set forth in Section 2 of the Asset Purchase Agreement, together with all interest accrued on the amount so delivered to Buyer hereunder.

                 (b) Seller shall have the right to receive the Escrow Funds less any amount delivered to Buyer in accordance with the terms of
Section 2 of the Asset Purchase Agreement, together with all interest accrued on the amount so delivered to Seller hereunder; provided, however, that any funds disbursed to Seller shall be transferred to account number 0189-1195945 at the Bank with transfer advice to Frederick Hadley, (614) 480-4587.

         5.      DISBURSEMENTS OF ESCROW FUNDS

                 (a) Demand by One Party. Either Seller, on the one hand, or Buyer, on the other hand (the "Demanding Party"), may make a written demand upon the Agent for the disbursement of the Escrow Funds and all interest accrued thereon to the Demanding Party or its designee if either Seller or Buyer become entitled to receive such funds pursuant to Section 4 hereof. Any such demand shall be in writing and shall be sent by United States mail, all postage prepaid, certified with return receipt requested. Upon receipt of such written demand, the Agent shall thereupon promptly send a copy of such demand to the other party by (the "Receiving Party") United States mail, all postage prepaid, certified with return receipt requested. The Agent shall, unless written notice to withhold delivery of the Escrow Funds (and all interest accrued thereon) is received by it from the Receiving Party within 20 days after the copy of the demand of payment is mailed to such Receiving Party (as determined from the date of depositing such demand in the mails) comply with the demand made upon it. In the event notice to withhold delivery is forwarded to the Agent by the other party within the time limit set forth above, the Agent shall withhold the delivery of the Escrow Funds (and all interest accrued thereon) until the controversy with respect thereto has been resolved, either by agreement between Seller and Buyer or by final judgment by a court of competent jurisdiction or, upon receiving a certificate issued by an accounting firm mutually selected by Buyer and Seller.

                 (b) Demand by Both Parties. Upon a joint written demand upon the Agent by Seller and Buyer, setting forth instructions as to payment, the Agent shall disburse the Escrow Funds and all interest accrued thereon as set forth in the demand; provided, however, that any funds disbursed to Seller shall be transferred to account number 0189-1195945 at the Bank with transfer advice to Frederick Hadley, (614) 480-4587.

         6.      TERMINATION OF ESCROW

                 Upon disbursement of the Escrow Funds and all interest accrued thereon pursuant to Section 5 of this Agreement, all obligations of the Agent pursuant to this Agreement shall thereupon cease.

         7.      LIABILITY OF THE AGENT

                 (a) The duties and obligations of the Agent shall be determined solely by the express provisions set forth in this agreement and Annex A attached hereto and the Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth therein.

                 (b) The Agent shall not be responsible in any manner whatsoever for any failure or inability of Buyer, Seller or Seller's parent corporation or of any one else to perform or comply with any of the provisions of this Agreement or the Asset Purchase Agreement.

                 (c) The Agent shall not be bound by any modification, cancellation or recession unless same is in writing and signed by it, Seller and Buyer.

                 (d) The Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of its willful misconduct, nor shall it be liable for the default or misconduct of any employee, agent or attorney-in-fact appointed by it who shall have been selected with reasonable care. The Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted by it in accordance with the advice of such counsel.

         8.      INDEMNIFICATION OF THE AGENT

                 Seller and Buyer jointly and severally agree to indemnify the Agent and to hold the Agent harmless from any loss, liability and expenses incurred without willful misconduct on the part of the Escrow Agent arising out of or in connection with the acceptance or administration by the Agent of its duties hereunder including fees, costs and expenses of defending itself against any claims or liability hereunder.

         9.      SECURITY AGREEMENT

                 (a) Subject to the provisions of Section 9(b), in consideration of the Bank delivering to the buyer UCC-3 termination statements with respect to the Acquired Assets and as security for the payment and performance of the Seller's obligations to the Bank, whether now existing or hereafter arising, the Seller hereby grants to the Bank and creates in favor of the Bank a security interest in the Seller's Interest in the Escrow Funds plus any interest accruing thereon, which interest shall be subordinate to the rights of Buyer therein.

                 (b) The Parties expressly acknowledge and agree that the security interest in Seller's Interest to Escrow Funds created in favor of the Bank under Section 9(a) hereof shall at all times remain subordinate to the rights of the Buyer to receive payment of any or all of the Escrow Funds pursuant to the terms of Section 4 hereof.

                 (c) The Bank hereby subordinates all statutory or other rights of offset against Seller with respect to the Escrow Funds to the rights of the Buyer to receive payment of any or all of the Escrow Funds pursuant to the terms of Section 4 hereof.

         10.     NOTICE

                 Notice pursuant to this Agreement shall be sent to the parties at the following addresses:

                 To the Agent:             Candada J. Moore
                                           Vice President
                                           The Huntington National Bank
                                           Huntington Center - HC1112
                                           41 South High Street
                                           Columbus, OH 43287

                 To the Bank:              Frederick Hadley
                                           Vice President
                                           The Huntington National Bank
                                           PO Box 1558
                                           Columbus, OH 43216

                 To Seller:                S. Robert Davis
                                           Pages Book Fairs, Inc.
                                           801 94th Avenue North, Suite 100
                                           St. Petersburg, FL 33702-2426

                 To Buyer:                 Charles B. Deull
                                           Senior Vice President, Legal and
                                           Business Affairs
                                           Scholastic Inc.
                                           555 Broadway
                                           New York, NY 10012


         11.     GOVERNING LAW

                 This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

         12.     COUNTERPARTS

                 This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed to be an original and all of which shall constitute the same agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                        Seller:

                                        PAGES BOOK FAIRS, INC.

                                        By: ______________________________
                                            NAME


                                        Buyer:

                                        SCHOLASTIC INC.

                                        By: _____________________________
                                            NAME


                                        Bank/Agent:

                                        THE HUNTINGTON NATIONAL
                                        BANK

                                        By:______________________________
                                           NAME

                                                                         ANNEX A

                          THE HUNTINGTON NATIONAL BANK

                              CONDITIONS TO ESCROW


(a) The Agent shall have no responsibility as to the legal capacity or identity of the parties to this Agreement and the Agent shall be justified in every act, omission or forbearance in reasonable reliance upon the Agreement so long as and to the extent that it shall act or have acted in good faith.

(b) The Agent is not required to be familiar with the provisions of any other instrument or agreement and shall not be charged with responsibility or liability in connection with the observance or non-observance, by any person, of the provisions of any other such instrument or agreement.

(c) The Agent shall not be responsible for the determination of any facts or conditions on which the parties may give notice, but the Agent may rely solely on the notice received from the parties as to the existence of such facts or conditions in accordance with procedures set forth in the Agreement.

(d) The Agent may rely and shall be protected in acting upon any paper or other document which may be submitted to it in connection with its duties under the Agreement and which is reasonably believed to be genuine and to have been signed or presented by the proper party or parties, shall have no liability or responsibility with respect to the form, execution or validity thereof.

(e) The Agent may act or refrain from acting in respect of any matter referred to in the Agreement or additional instructions received in the performance of its duties in reasonable reliance upon the advice of counsel which may be selected by it, and shall be fully protected in so reasonably acting or refraining from acting upon the advice of such counsel.

(f) The Agent may obey and comply with any order or process of a court having jurisdiction commanding it to do or to refrain from some act in relation to the subject matter of this Agreement. It may rely and continue to rely conclusively upon such orders or process, notwithstanding it may be found subsequently to be void or voidable, until one of the officers of the Agent, shall have actual knowledge that such order or process shall have been modified, annulled, set aside, vacated or quashed.

(g) The Agent shall have a lien, which shall be paramount and prior in right of all other persons, upon all money and other property which shall have been received by it under the Agreement, to secure the payment to it of fees hereunder due to the Agent. The Agent shall not be required without its consent to relinquish, deliver or pay over any instrument, money or other property deposited with it in this Agreement unless and until it shall have been paid and reimbursed its fees.

(h) The Seller and Buyer hereto, jointly and severally agree to reimburse the Agent for any and all reasonable expenses which it may have at any time incurred in connection with the Agreement, and shall indemnify and save the Agent harmless from any claims, liabilities, judgments, attorney's fees, court costs and all other expenses of every kind and nature which may at any time be incurred by reason of its acceptance of, and its performance under the Agreement.

                          THE HUNTINGTON NATIONAL BANK

                                SCHEDULE OF FEES



                 TIME PERIOD                                FEE
                 -----------                                ---
                 3 month escrow                             $375

                 3-6 month escrow                           $750

                 6-12 month escrow                          $1,000

                                                                       EXHIBIT D

                           CERTIFICATE OF DISTRIBUTOR


         With reference to the Asset Purchase Agreement (the "Agreement") dated June 25, 1998, by and among Scholastic Inc. ("Scholastic"), Pages Book Fairs, Inc. ("PBF") and Pages, Inc., the undersigned ("Distributor") hereby certifies that:

         1. Distributor has acted as a distributor for PBF pursuant to that certain agreement between the undersigned and PBF dated as of _______________________, 19__ (the "Distributor Contract").

         2. As the date hereof, Distributor has in its possession the following inventories of books and the following number of cases which were owned by PBF and held for PBF by the Distributor:

                 (i) Inventory. Annex A attached hereto is a complete and correct list of all inventories of books held by the undersigned on the date hereon for PBF ("Inventory"), together with title, quantity, and retail price, and

                 (ii) Cases. Annex B attached hereto is a complete and correct list of all cases held by undersigned on the date hereof for PBF ("Cases"), identifying quantity and condition of such cases.

         3. Distributor hereby consents to the assignment by PBF to Scholastic of the Distributor Contract and all of PBF's rights thereunder pursuant to the Agreement and confirms that from and after June 25, 1998 Scholastic shall be deemed to be the "Company" (as defined in the Distributor Contract ) for the purposes of rights and obligations arising after that date. Distributor confirms and acknowledges that all of PBF's right, title and interest in and to the Inventory and Cases referred to in paragraph 2 above, together with any promotional material, customer lists, sales media kits, records, stationary and any other property held by Distributor on behalf of PBF (collectively, the "Property") have been assigned to Scholastic and that Distributor now holds such Property for Scholastic as the owner thereof.

         4. Distributor confirms and acknowledges that as of the date hereof:

                 (i) The only changes in the level of Inventory in Distributor's possession as of June 25, 1998 and the date hereof are the result of book fair sales on behalf of PBF in the ordinary course of business.

                 (iii) Distributor has no claim or offset against or in respect of any such Property, whether pursuant to the Distributor Contract or otherwise.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered to Scholastic, by its duly authorized officer, this ___ day of _____, 1998.


                                        DISTRIBUTOR:

                                        IF BY INDIVIDUAL:



                                        By: _______________________________
                                            Print Name:


                                            _______________________________
                                            Print Address



                                        IF BY PARTNERSHIP OR CORPORATION:


                                            _______________________________
                                            Print Name of
                                            Partnership or Corporation


                                            _______________________________
                                            Print Address of
                                            Partnership or Corporation


                                        By:
                                            _______________________________
                                            Print Name:
                                            Print Title:

RECEIVED AND ACKNOWLEDGED BY:
SCHOLASTIC INC.


________________________________            _______________________________
Name:                                       Date:
Title:

                                                                       EXHIBIT E


                                  BILL OF SALE
                                 AND ASSIGNMENT



         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Pages Book Fairs, Inc., a corporation organized and existing under the laws of the State of Florida (the "Seller"), for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, paid to it by Scholastic Inc., a corporation organized and existing under the laws of the State of New York (the "Buyer"), pursuant to and subject to that certain Asset Purchase Agreement dated as of June 25, 1998, (the "Agreement") by and among Buyer, Seller and Seller's parent corporation, does hereby sell, convey, transfer, assign, grant and deliver to Buyer, its successors and assigns, all of Seller's right, title and interest in and to the Purchased Assets (as that term is defined in the Agreement) except for the Excluded Assets (as defined in the Agreement).

         TO HAVE AND TO HOLD all of the Purchased Assets, properties, rights and privileges herein above described for its own use and benefit forever.

         From and after the Closing Date (as defined in the Agreement), upon the request of Buyer, but without further consideration, Seller shall do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required by Buyer for transferring, conveying, assigning and reducing to Buyer's possession and use, the Assets.

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         No representations or warranties, express or implied, are made by the Seller with respect to the Purchased Assets except as set forth in the Agreement.

         IN WITNESS WHEREOF, Seller has caused this instrument to be signed by its duly authorized representative this 25th day of June, 1998.

                                        PAGES BOOK FAIRS, INC.



                                        By: ______________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT F



                              TRADEMARK ASSIGNMENT

         For good and valuable consideration of One Dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pages Book Fairs, Inc., a corporation organized and existing under the laws of the State of Florida having its principal place of business at 801 94th Avenue North, Suite 100, St. Petersburg, Florida 33702-2426 (formerly known as School Book Fairs, Inc., formerly known as SBF Services, Inc.) (the "Assignor"), does hereby sell, assign and transfer to Scholastic Inc., a corporation organized and existing under the laws of the State of New York having its principal place business at 555 Broadway, New York, New York 10012 (the "Assignee"), its successors and assigns, the entire right, title and interest of Assignor in and to all of the trademarks, trade names, service marks, fictitious business names and logos whether or not registered or having a pending application for registration, and all goodwill related thereto, including, without limitation, all registered trademarks and common law trademarks, and all rights of Assignor, including common law rights in such trademarks, trade names, service marks, fictitious business names and logos that: 1) are used in connection with the school book fair business in the United States consisting of distributing and selling books and other products to teachers, students and parents through book fairs (including case fairs and box fairs) that are held or sponsored by schools or other educational organizations or institutions and other businesses; 2) contain the word PAGES used in connection with Pages Publishing Group, Pages Library Services Inc., Assignor and/or any other wholly owned subsidiary of Assignor; and/or 3) are set forth in the attached Schedule of Trademark Applications and Registrations as set forth in that certain Asset Purchase Agreement dated as of June 25, 1998, (the "Agreement") by and among Assignee, Assignor and Assignor's parent corporation.

         IN WITNESS WHEREOF, Assignor has caused this Assignment to be signed by its duly authorized representative this 25th day of June, 1998.


                                        PAGES BOOK FAIRS, INC.



                                        By:  ______________________________
                                             Name:
                                             Title:

State of New York                 )
                                  )        ss.:
County of New York                )


On this 25 day of June, 1998 personally appeared before me S. Robert Davis, to me known and known to me to be the Chairman of Pages Book Fairs, Inc., the corporation that executed the foregoing instrument, and acknowledged that he executed the foregoing instrument on behalf of said corporation and pursuant to authority duly received.



                                        ______________________________________
                                        Signature
[SEAL]

                                        ______________________________________
                                        Name:

                                        Notary Public in and for said County
                                        and State

              SCHEDULE OF TRADEMARK APPLICATIONS AND REGISTRATIONS



         TRADEMARK                                                 REG/AP.NO
         ---------                                                 ---------
FREQUENT FAIR (stylized)                                            1,987,193
PAGES (& design)                                                    2,062,318
KIDS ARE AUTHORS                                                    2,024,037
KIDS ARE AUTHORS                                                    2,064,128
PAGES BOOK FAIRS (& design)                                         2,114,341
GOOD BOOK PROGRAM (& design)                                        75-339116
BOOKS ON BREAK (& design)                                           75-339117
PAGES THE ORIGINAL SCHOOL BOOK
   FAIRS COMPANY (& design)                                         75-339118
PAGES DIRECT (& design)                                             75-368657
GOOD BOOKS FOR KIDS (stylized)                                      75-368796
PAGES PLUS (& design)                                               75-384063
GOOD BOOK PROGRAM BY PAGES (& design)                               75-388425
PAGES BOOK FAIRS SHARING THE
   LOVE OF READING (& design)                                       2,040,256
SUNSHINE BOOK FAIRS (& design)                                      1,293,155
SCHOOL BOOK FAIRS, INC. (stylized)                                  1,407,207
CHILD READING A BOOK UNDER A TREE (design)                          1,272,235
CHILD READING A BOOK (design)                                       1,290,414
SBF SHARE THE LOVE OF READING (& design)                            1,651,837 (cancelled)
REALLY READING (& design)                                           1,692,941
STORYBOOK EXPRESS BOOK FAIRS                                        1,787,006
PAGES PUBLISHING GROUP (& design)                                   75-179672






                                                                       EXHIBIT G


                              CONTRACT ASSIGNMENT


         For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Pages Book Fairs, Inc., a corporation organized and existing under the laws of the State of Florida having its principal place of business at 801 94th Avenue North, Suite 100, St. Petersburg, Florida 33702-2426 (the "Assignor"), does hereby sell, assign and transfer to Scholastic Inc., a corporation organized and existing under the laws of the State of New York having its principal place of business at 555 Broadway, New York, New York 10012 (the "Assignee"), its successors and assigns, pursuant to that certain Asset Purchase Agreement dated as of June 25, 1998, (the "Agreement") by and among Assignor, Assignee and Assignor's parent corporation, all rights of Seller relating to each of the contracts with the parties set forth on Schedule 1.1(vi) of the Agreement and thereby designated as "Assumed Distributor Contracts."

         Notwithstanding anything to the contrary in this Contract Assignment, to the extent that any of the Assumed Distributor Contracts are non-assignable or non-transferable to Buyer, or nonassignable or non-transferable without the consent of a third party, or shall be subject to any option in any third party by virtue of a request for permission to assign or transfer by reason of or pursuant to the Agreement or the transactions contemplated thereby, this instrument shall not assign or transfer the same if such attempted assignment or transfer would constitute a breach thereof. If Seller shall have failed to procure consent to any such assignment or transfer or waiver of such option prior to the date hereof, if requested by Buyer, Seller shall use reasonable commercial efforts to make the use and benefit of such Assumed Contract available to Buyer to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer did not exist. Buyer shall assume and pay, discharge, perform or otherwise satisfy all debts, obligations and liabilities of Seller which arise on or after the Closing Date with respect to such Contract, to the extent that the use and benefit thereof shall have been made available to Buyer pursuant to the Agreement.

         Assignor retains all rights to bring legal action against any Distributor in the event that such Distributor fails or refuses to deliver, within sixty (60) days after the date hereof, Purchased Inventory or Purchased Cases to either Assignor or Assignee. To the extent required by applicable law, Assignee agrees to join in any such actions as long as Assignor pays all expenses of such actions.

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed this 25th day of June, 1998.


                                        PAGES BOOK FAIRS, INC.


                                        By: ______________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT H

                          TRADEMARK LICENSE AGREEMENT

         This Agreement is made as of the 25th day of June, 1998, between Scholastic Inc., a New York corporation, 555 Broadway, New York, New York 10012 ("Licensor"), and Pages Inc. a Delaware corporation, 801 94th Avenue North, Suite 100, St. Petersburg, Fl. 33702-242 ("Licensee").

         The parties agree as follows:

1.       Grant of Rights.

A. Licensor hereby grants to Licensee an exclusive, perpetual, royalty-free license to use the Trademarks PAGES & Design (Registration Number 2,062,318) and PAGES PUBLISHING GROUP & Design (Application Number 75-179672) (each a "Trademark" and collectively the "Trademarks") in the United States (the "Licensed Territory") only in connection with Licensee's "Permitted Uses." "Permitted Uses" shall mean: 1) Licensee's use of the Trademark PAGES & Design as a tradename for its company Pages, Inc. and as a company name for its company Pages Library Services, Inc. in its business, except in connection with the Book Fair Business (as defined in the Asset Purchase Agreement dated June , 1998 among Scholastic Inc, Pages Book Fairs, Inc. and Pages, Inc.), which is exclusively reserved to Licensor; and 2) Licensee's use of the Trademark PAGES PUBLISHING GROUP & Design in connection with its business, except in connection with the Book Fair Business, which is exclusively reserved to Licensor. The quality of all such Permitted Uses shall be at least as high as the best quality of similar goods and services presently sold, distributed and/or performed by Licensee in the Licensed Territory.

B. All rights not granted herein are reserved to Licensor. Licensee acknowledges that it shall not acquire any rights in the Trademarks as a result of Licensee's use thereof, and that all use of the Trademarks by Licensee shall inure to the benefit of Licensor. Licensee agrees that it shall not, directly or indirectly attack the ownership by Licensor of the Trademarks or the validity thereof or attack the validity of the license herein granted to it.

2.       (Intentionally Deleted)

3.       Obligations of Licensee as to Quality of Permitted Uses.
In order to protect the goodwill and reputation associated with the Trademarks, Licensee agrees as follows:

         3.1. If at any time Licensor is of the opinion that Licensee is not properly using the Trademarks in connection with the Permitted Uses or that the standard of quality of the Permitted Uses themselves is not in conformance with reasonable standards set by the Licensor, Licensor shall give written notice to Licensee identifying the situations to which it objects and Licensee shall have sixty (60) days after receipt of the notice to correct the situation(s). If Licensee fails to correct the situation(s) to which Licensor objects within the sixty (60) day period, Licensor may terminate this Agreement by written notice to Licensee and upon receipt of the notice, Licensee shall immediately stop any and all use of the Trademarks and shall not thereafter adopt any conflicting or confusingly similar marks or symbols for use in connection with the goods and services to which this Agreement relates; and

         3.2. Licensee agrees to submit to Licensor, on a regular basis upon Licensor's request, representative samples of the Permitted Uses and materials bearing the Trademarks in order that Licensor may be assured that the provisions of this Agreement are being observed.

4.       Trademark Notice.

         4.1. In connection with the Permitted Uses, Licensee shall utilize the (R) symbol following any registered Trademark and the Trademark symbol following any unregistered Trademark.

         4.2. Licensee agrees to cooperate with Licensor, at Licensee's expense, in the prosecution and defense of the Trademarks, the filing and prosecution of any trademark application or other applications, and the publication of any notices or the doing of any other act or acts with respect to the Trademarks, including the prevention of the use thereof by any unauthorized person, firm or corporation, that in the judgment of Licensor may be necessary or desirable under any law, regulation or decree. In the event that Licensee learns of any claim or problem with respect to the protection of the Trademarks, Licensee shall promptly advise Licensor in writing of the nature and extent of same. Licensor shall have the election to proceed with counsel of its own choice or to have Licensee proceed on behalf of Licensor with respect to any such claim or problem, all at the expense of Licensor. It is agreed that Licensor has no obligation to take any action whatsoever in the event that any claim or problem arises with respect to the protection of the Trademarks and/or to prosecute and/or maintain the registrations and/or applications related to the Trademark.

5.       Warranties and Representations.

         5.1. Licensor warranties and represents that it has full right, power and authority to enter into this Agreement and to perform its obligation as set forth hereinafter; this Agreement does not contravene any other agreement to which Licensor is a party; and Licensor shall not do anything to harm the Trademarks, including its reputation and all goodwill associated therewith, provided that it is understood that Licensor has no obligation to use or maintain the rights in the Trademarks through trademark applications, registrations or otherwise.

         5.2. Licensee warranties and represents that it has full right, power and authority to enter this Agreement and to perform its obligations as set forth herein; this Agreement does not contravene any other Agreement to which Licensee is a party; Licensee shall comply with all applicable rules, laws and regulations in connection with all activities utilizing or associated with the Trademarks as permitted hereunder; Licensee shall not do anything to harm the Trademarks and/or Licensor, including the reputation of the Trademarks and Licensor and all goodwill associated therewith.

6.       Assignment Or Sublicense.

         6.1. Licensee shall not assign or sublicense this Agreement or any rights associated with it, and any such assignment or sublicense in violation of this paragraph shall be deemed null and void ab initio, provided that Licensee may sub-license or assign its rights herein to its affiliated companies who shall be subject to and comply with the terms and conditions set forth in this Agreement by an Amendment hereto signed by such assignee or sublicensee.

7.       Termination.

         7.1. This Agreement shall terminate automatically, without notice to Licensee, in the event that:

                 7.1.1.   Licensee becomes insolvent or ceases to do business;

                 7.1.2. Licensee seeks relief as a debtor or is the subject of an involuntary petition under any applicable bankruptcy law or other law relating to liquidation or reorganization of debtors or consents to or acquiesces in such relief;

                 7.1.3. Licensee appoints or consents to the appointment of a receiver or guardian for all or part of its property;

                 7.1.4. Licensee makes an assignment of the Agreement for the benefit of its creditors; and/or

                 7.1.5. An order is entered by a court of competent jurisdiction finding Licensee to be bankrupt or insolvent or ordering its liquidation or reorganization or modifying the rights of its creditors or appointing a receiver or custodian for some or all of its property;

         7.2 If Licensee shall at any time, breach or be in default of this Agreement for reasons other than those set forth in Paragraphs 3.1 and 7.1, and such breach or default is not remedied within sixty (60) business days after Licensor has given Licensee written notice of such breach or default, Licensor may, at its sole election and without prejudice to any other rights or remedies it may have, terminate this Agreement by giving written notice of termination to Licensee and such termination shall be effective upon receipt by Licensee of such notice of termination.

         7.3 No failure or delay on the part of Licensor to exercise its right of termination for any one or more causes shall be considered to prejudice its rights of termination for such cause or for any other or subsequent cause. Each of the rights and remedies of Licensor hereunder is cumulative of the others and is in addition to any and all other rights or remedies each may have in law or equity under this Agreement or otherwise. Termination or expiration of this Agreement for any reason whatsoever shall not relieve Licensee from its obligations arising hereunder prior to such termination or expiration.

8.       Obligations of Licensee on Expiration or Termination.

         8.1. If the Agreement is terminated pursuant to any of the provisions of Paragraphs 3.1, 7.1 or 7.2, Licensee shall have no rights under this Agreement and shall have no right or license to use (and Licensee shall not use) the Trademarks in connection with any goods and/or services, including the Permitted Uses.

         8.2. Within thirty (30) days after the termination or expiration or termination of this Agreement, Licensee shall deliver to Licensor, or show evidence of the destruction of, all materials in Licensee's custody or control which bear the Trademarks.

9.       Jurisdiction And Venue.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and entirely performed therein. All actions, proceedings or litigation brought by any party hereto relating to this Agreement shall be instituted and prosecuted exclusively within the Federal and State courts situated within the County and State of New York, and the parties hereby agree and submit to the jurisdiction and venue of such courts for such purposes.

10.      Miscellaneous.

         10.1. Any provisions of this Agreement which shall be determined to be invalid shall be deemed modified so as to make it effective, or if it cannot be so modified without changing the substantive rights and obligations of the parties, then it shall be ineffective, but such invalidity shall not affect the remaining provisions of this Agreement. The titles to the paragraphs herein are for convenience only and have no substantive effect;

         10.2. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or permitted assigns; and

         10.3. This Agreement constitutes the entire agreement between the parties and supersedes any prior oral or written agreement. No revisions or modifications thereof shall be of any effect unless the same are in writing and executed by the parties hereto. In addition, it is expressly understood that the parties do not, by this agreement, intend to form, nor shall this Agreement be construed to constitute, a partnership or joint venture between them.

11.      Notice.

         All notices given hereunder shall be in writing and shall be personally served or delivered by overnight mail with charges prepaid, or transmitted by facsimile, addressed to the General Counsel at the addresses set forth below or such other address as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by facsimile. Notice sent by overnight mail shall be deemed given or delivered on the third business day following delivery of such notice to the applicable courier service.

         To Licensor:     Charles B. Deull
                          Senior Vice President, Legal and Business Affairs
                          Scholastic Inc.
                          555 Broadway
                          New York, New York 10012

         To Licensee:     S. Robert Davis
                          Pages Book Fairs, Inc.
                          5720 Avery Road
                          Dublin, Ohio 43016


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.



SCHOLASTIC INC.                            PAGES, INC.

By:_______________________________         By:________________________________
Name:                                      Name:
Title:                                     Title: